Exhibit 10.68

JUNE 2005 AMENDMENT

TO

DIRECTORS DEFERRED COMPENSATION PLAN

Section 3.2 of the 1999 CONSOL Energy Inc. Directors Deferred Compensation Plan is amended and stated in its entirety to read as follows:

“3.2 Earnings. The Participant’s Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under the Plan had been invested in hypothetical investments designated by the Participant, based on a list of hypothetical investments provided by the Administrator from time to time (such hypothetical earnings or losses shall be referred to as “Earnings”). The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Administrator by completing the appropriate form or in such other manner as the Administrator may designate. The Participant may change such designations at such times as are permitted by the Administrator, provided that the Participant shall be entitled to change such designations at least annually. Earnings shall be credited to the Participant’s Account quarterly and shall be credited to a Participant’s Account until all payments with respect to such Account have been made under the Plan. Neither the Company nor the Administrator shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant’s Account.”